Submission of Matters to a Vote of Shareholders

The Joint Annual Meeting of Shareholders of First Trust Value Line( R ) Dividend Fund, First Trust/Four Corners Senior Floating Rate Income
Fund, Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, First Trust/Value Line(R )& Ibbotson Equity Allocation
Fund, and Fist Trust/Four Corners Senior Floating Rate Income Fund II was held on September 13, 2004. At the Annual Meeting the Fund's
Board of Trustees, consisting of James A. Bowen, Niel B. Nielson,
Thomas R. Kadlec, Richard E. Erickson and David M. Oster, was elected to serve an additional one year term. The number of votes cast for James
A. Bowen was 23,162,710, the number of votes withheld was 247,169 and the number of abstentions was 8,990,121. The number of votes cast for Niel B. Nielson was 23,142,879, the number of votes withheld was 267,000 and the number of abstentions was 8,990,121. The number of votes cast for Richard E. Erickson was 23,135,292, the number of votes withheld was 274,587 and the number of abstentions was 8,990,121. The number of votes cast for Thomas R. Kadlec was 23,161,913, the number of votes withheld was 247,966 and the number of abstentions was 8,990,121. The number of votes cast for David M. Oster was 23,084,272, the number of votes withheld was 196,677 and the number of abstentions was 9,119,051.